Exhibit 99.3

Consent of Pira International

We consent to (1) the use of and references to our name under the “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Industry” sections in the prospectus included in the registration statement on Form S-1 of Asian Financial, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”) (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data, tables, graphs and information in the abovementioned sections.

The sources of the data, tables, graphs and information used in the “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Industry” sections are derived from the reports “The Future of Print and Paper in China to 2013,” “The Future of Printing in Asia to 2014” and “The Future of Paper and Board Packaging to 2013.”

/s/ Pira International
Pira International

9th September 2009